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                                                                   EXHIBIT 99.1

                                 YAHOO! INC.
      INDEX TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

Management's Discussion and Analysis of Financial Condition and Results of Operations                  1

Report of Independent Accountants                                                                     13

Supplementary Consolidated Balance Sheets as of September 30, 1998 (restated and
     unaudited) and December 31, 1997 and 1996                                                        14

Supplementary Consolidated Statements of Operations for the nine months ended
     September 30, 1998 (restated and unaudited) and 1997 (unaudited) and for the
     years ended December 31, 1997, 1996, and 1995                                                    15

Supplementary Consolidated Statements of Shareholders' Equity for the nine months ended September 30, 1998 (restated and unaudited) and for the years ended
     December 31, 1997, 1996, and 1995                                                                16

Supplementary Consolidated Statements of Cash Flows for the nine months ended
     September 30, 1998 (restated and unaudited) and 1997 (unaudited) and for the
     years ended December 31, 1997, 1996, and 1995                                                    17

Notes to Supplementary Consolidated Financial Statements                                              18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

         EXCEPT FOR HISTORICAL INFORMATION, THE DISCUSSION IN THIS REPORT (INCLUDING, WITHOUT LIMITATION, THE DISCUSSION UNDER THE HEADING "RESULTS OF OPERATIONS") CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AND THE RISKS DISCUSSED UNDER THE CAPTION, "RISK FACTORS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 (A COPY OF WHICH IS AVAILABLE AT WWW.SEC.GOV OR UPON REQUEST FROM THE COMPANY).

OVERVIEW

         Yahoo! Inc. (the "Company") is a global Internet media company that offers a network of branded World Wide Web (the "Web") programming that serves millions of users daily. As the first online navigational guide to the Web, www.yahoo.com is the single largest guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. Yahoo! Inc. provides targeted Internet resources and communications services for a broad range of audiences, based on demographic, key-subject and geographic interests. The Company was incorporated in California on March 5, 1995 and commenced operations on that date. In August 1995, the Company commenced selling advertisements on its Web pages and recognized its initial revenues. In April 1996, the Company completed its initial public offering.

         On June 10, 1998, the Company completed the acquisition of all outstanding shares of Viaweb, a provider of software and services for hosting online stores, through the issuance of 787,182 shares of Yahoo! Common Stock. All outstanding options to purchase Viaweb common stock were converted into options to purchase 122,252 shares of Yahoo! Common Stock. The acquisition was accounted for as a purchase in accordance with APB Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. Results of operations for Viaweb have been included with those of the Company for periods subsequent to the date of acquisition.

         The total purchase price of the acquisition was $48,559,000 including acquisition expenses of $1,750,000. Of the purchase price, $15,000,000 was assigned to in-process research and development and expensed upon the consummation of the acquisition. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values.

         As a result of discussions with the Staff, the Company has adjusted the allocation of the purchase price originally reported. Among the factors considered in discussions with the Staff in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows, in addition to other assumptions. The remaining identified intangibles, including the value of purchased technology and other intangibles will be amortized on a straight-line basis over three and seven years, respectively. Amortization expense of purchased technology and other intangible assets was $1,250,000 and $869,000, respectively, during the quarter ended September 30, 1998 and was $1,667,000 and $1,159,000, respectively, for the nine month period then ended. A deferred tax liability has been recognized for the difference between the assigned values for book purposes and the tax bases of assets in accordance with the provisions of Statement of Financial Accounting Standard No. 109.

         In addition, other factors were considered in discussions with the Staff in determining the value assigned to purchased in-process technology such as research projects in areas supporting the on-line store technology (including significant enhancement to the ability of the product to support multiple users and multiple servers), developing functionality to support the ability to process credit card orders, and enhancing the product's user interface developing functionality that would allow the product to be used outside of the United States.

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         If none of these projects is successfully developed, the Company's sales and profitability may be adversely affected in future periods. Additionally, the failure of any particular individual project in-process could impair the value of other intangible assets acquired. The Company expects to begin to benefit from the purchased in-process technology in late 1998.

         On October 20, 1998, the Company acquired Yoyodyne Entertainment, Inc. ("Yoyodyne"), a privately-held, direct marketing services company. Under the terms of the acquisition, which will be accounted for as a pooling of interests, the Company exchanged 280,622 shares of Yahoo! Common Stock and options and warrants to purchase Yahoo! Common Stock for all of Yoyodyne's outstanding shares, options, and warrants. The supplementary consolidated financial information as of September 30, 1998 (restated) and December 31, 1997 and 1996 and for nine months ended September 30, 1998 (restated) and 1997 and the years ended December 31, 1997, 1996, and 1995 reflects the Company's consolidated financial position and the results of operations as if Yoyodyne was a wholly-owned subsidiary of the Company since inception.

         The Company's revenues are derived principally from the sale of banner advertisements on short-term contracts. The Company's standard rates for advertising currently range from approximately $0.02 per impression for general rotation to approximately $0.08 per impression for highly targeted audiences and properties. To date, the duration of the Company's advertising commitments has ranged from one week to two years. During 1997, the Company also began selling a combination of sponsorship and banner advertising contracts. In general, these sponsorship advertising contracts have longer terms than standard banner advertising contracts (ranging from three months to two years) and also involve more integration with Yahoo! services, such as the placement of buttons which provide users with direct links to the advertiser's Web site. Advertising revenues on both banner and sponsorship contracts are recognized ratably over the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved. The Company also earns additional revenue on sponsorship contracts for fees relating to the design, coordination, and integration of the customer's content and links into Yahoo! online properties. These fees are recognized as revenue once the related activities have been performed and the customer's web links are available on Yahoo! online properties. A number of the Company's agreements provide that Yahoo! receive revenues from electronic commerce transactions. These revenues are recognized by the Company upon notification from the advertiser of revenues earned by Yahoo! and, to date, have not been significant.

         During 1997, the Company entered into certain agreements with Netscape Communications Corporation ("Netscape") under which the Company has developed and operates an Internet information navigation service called "Netscape Guide by Yahoo!" (the "Guide"), and was designated as a "Premier Provider" of domestic and international search and navigational services within the Netscape Web site. The Co-Marketing agreement provides that revenue from advertising on the Guide, which is managed by the Company, is to be shared between the Company and Netscape. Under the terms of the Trademark License agreement, the Company made a one-time non-refundable trademark license fee payment of $5,000,000 in March 1997, which is being amortized over the initial two-year term, which commenced in May 1997. Under the terms of the Co-Marketing agreement as amended in June 1997, the Company also provided Netscape with a minimum of up to $4,660,000 in guarantees against shared advertising revenues in the first year of the agreement, subject in the first year to a minimum level of gross revenue being met, and up to a minimum of $15,000,000 in the second year of the agreement, subject in the second year to certain minimum levels of impressions being reached on the Guide. Actual payments will relate directly to the overall revenue and impressions recognized from the Guide. Under the terms of the Premier Provider agreements, the Company is required to make minimum payments in cash of $6,100,000 and is obligated to provide $1,600,000 in the Company's advertising services in return for certain minimum guaranteed exposures over the course of the one-year term of the agreements. To the extent that the minimum guaranteed exposures are exceeded, the Company is obligated to remit to Netscape additional payments.

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         In August 1996, the Company entered into agreements with Visa
International Service Association ("VISA") and another party (together, the "Visa Group") to establish a limited liability company, Yahoo! Marketplace L.L.C., to develop and operate a navigational service focused on information and resources for the purchase of consumer products and services over the Internet. During July 1997, prior to the completion of significant business activities and public launch of the property, the Company and VISA entered into an agreement under which the Visa Group released the Company from certain obligations and claims. In connection with this agreement, Yahoo! issued 1,398,962 shares of Yahoo! Common Stock to the Visa Group, for which the Company recorded a one-time, non-cash, pre-tax charge of $21,245,000 in the second quarter ended June 30, 1997.

         During July 1997, GTE New Media Services Incorporated ("GTE New Media"), an affiliate of GTE, filed suit in Dallas, Texas against Netscape and the Company, in which GTE New Media made a number of claims relating to the inclusion of certain Yellow Pages hypertext links in the Netscape Guide by Yahoo!, an online navigational property operated by the Company under an agreement with Netscape. In this lawsuit, GTE New Media has alleged, among other things, that by including such links to the Yellow Pages service operated by several Regional Bell Operating Companies (the "RBOCs") within the Guide, the Company has tortiously interfered with an alleged contractual relationship between GTE New Media and Netscape relating to placement of links by Netscape for a Yellow Pages service operated by GTE New Media. GTE New Media seeks injunctive relief as well as actual and punitive damages. In October 1997, GTE New Media brought suit in the U.S. District Court for the District of Columbia, against the RBOCs, Netscape, and the Company, in which GTE New Media has alleged, among other things, that the alleged exclusion of the GTE New Media Yellow Pages from the Netscape Guide Yellow Pages service violates federal antitrust laws, and GTE New Media seeks injunctive relief and damages (trebled under federal antitrust laws) from such alleged actions. The Company believes that the claims against the Company in these lawsuits are without merit and intends to contest them vigorously. Although the Company cannot predict with certainty the outcome of these lawsuits or the expenses that may be incurred in defending the lawsuits, the Company does not believe that the result in the lawsuits will have a material adverse effect on the Company's financial position or results of operations.

         On October 20, 1997, the Company completed the acquisition of Four11 Corporation, a privately-held online communications and Internet directory company. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 3,011,440 shares of Yahoo! Common Stock for all of Four11's outstanding shares and assumed 296,672 options and warrants to purchase Yahoo! Common Stock. During the quarter ended December 31, 1997, the Company recorded a one-time charge of $3,850,000 for the acquisition. These costs consisted of investment banking fees, legal and accounting fees, redundancy costs, and certain other expenses directly related to the acquisition. The supplementary consolidated financial statements for the three years ended December 31, 1997 and the accompanying notes reflect the Company's financial position and the results of operations as if Four11 was a wholly-owned subsidiary of the Company since inception.

CERTAIN RISK FACTORS

         Yahoo! has a limited operating history upon which an evaluation of the Company can be based, and its prospects are subject to the risks, expenses, and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services, including the Web-based advertising market. Specifically, such risks include, without limitation, the failure to continue to develop and extend the "Yahoo!" brand, the failure to develop new media properties, the inability of the Company to maintain and increase the levels of traffic on Yahoo! properties, the development or acquisition of equal or superior services or products by competitors, the failure of the market to adopt the Web as an advertising medium, the failure to successfully sell Web-based advertising through the Company's recently developed internal sales force, potential reductions in market prices for Web-based advertising as a result of competition or other factors, the failure of the Company to effectively generate commerce-related revenues through sponsored services and placements in Yahoo! properties, the inability of the Company to effectively integrate the technology and operations or any other acquired businesses or technologies with its operations, such as the recent acquisition of Four11 Corporation, the failure of the Company to successfully develop and offer personalized Web-based services, such as e-mail services, to consumers without errors or

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interruptions in service, and the inability to continue to identify, attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks.

         As of December 31, 1997, the Company had an accumulated deficit of $32,963,000. The limited operating history of the Company and the uncertain nature of the markets addressed by the Company make the prediction of future results of operations difficult or impossible and, therefore, the recent revenue growth experienced by the Company should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. The Company believes that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. The Company currently expects to continue to significantly increase its operating expenses to expand its sales and marketing operations, to continue to develop and extend the "Yahoo!" brand, to fund greater levels of product development, to develop and commercialize additional media properties, and to acquire complementary businesses and technologies. The Company derives the majority of its revenues from the sale of advertisements under short-term contracts, which are difficult to forecast accurately. The Company's expense levels are based in part on its expectations concerning future revenue and, to a large extent, are fixed. The Company also has fixed expenses in the form of advertising revenue guarantees of up to $18,500,000 over the next 15 months relating to the Netscape Guide By Yahoo!, which subject the Company to additional risk in the event that advertising revenues from this property are not sufficient to offset guaranteed payments and related operating expenses. Quarterly revenues and operating results depend substantially upon the advertising revenues received within the quarter, which are difficult to forecast accurately. Accordingly, the cancellation or deferral of a small number of advertising or sponsorship contracts could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue in relation to the Company's expectations would have an immediate adverse effect on the Company's business, operating results, and financial condition. In addition, the Company plans to continue to significantly increase its operating expenses to expand its sales and marketing operations, to continue to develop and extend the "Yahoo!" brand, to fund greater levels of product development, and to develop and commercialize additional media properties. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results, and financial condition will be materially and adversely affected. As a result of these factors, there can be no assurance that the Company will not incur significant losses on a quarterly and annual basis in the future.

         The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. These factors include the level of usage of the Internet, demand for Internet advertising, the addition or loss of advertisers, the level of user traffic on Yahoo! and the Company's other online media properties, the advertising budgeting cycles of individual advertisers, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new products or services by the Company or its competitors, pricing changes for Web-based advertising, the timing of initial set-up, engineering or development fees that may be paid in connection with larger advertising and distribution arrangements, technical difficulties with respect to the use of Yahoo! or other media properties developed by the Company, incurrence of costs relating to future acquisitions, general economic conditions, and economic conditions specific to the Internet and online media. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions, or business combinations that could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company also has experienced, and expects to continue to experience, seasonality in its business, with user traffic on Yahoo! and the Company's other online media properties being lower during the summer and year-end vacation and holiday periods, when usage of the Web and the Company's services typically experience slower growth or decline. Additionally, seasonality may also affect the amount of customer advertising dollars placed with the Company in the first and third calendar quarters as advertisers historically spend less during these quarters.

         A key element of the Company's strategy is to generate additional advertising revenues through sponsored services and placements by third parties in Yahoo! online properties in addition to banner advertising. In connection with these arrangements, the Company may receive sponsorship fees as well as

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a portion of transaction revenues received by the third-party sponsor from users originated through the Yahoo! placement, in return for minimum levels of user impressions to be provided by the Company. To the extent implemented, these arrangements expose the Company to potentially significant financial risks, including the risk that the Company fails to deliver required minimum levels of user impressions and that third party sponsors do not renew the agreements at the end of their term. In addition, because the Company has limited experience with these arrangements, the Company is unable to determine what effect such arrangements will have on gross margins and results of operations. Although transaction-based fees have not to date represented a significant portion of the Company's net revenues, if and to the extent such revenues become significant, the foregoing factors could result in greater variations in the Company's quarterly operating results and could have a material adverse effect on the Company's business, results of operations, and financial condition.

         The market for Internet products and services is highly competitive and competition is expected to continue to increase significantly. In addition, the Company expects the market for Web-based advertising, to the extent it continues to develop, to be intensely competitive. There are no substantial barriers to entry in these markets, and the Company expects that competition will continue to intensify. Although the Company currently believes that the diverse segments of the Internet market will provide opportunities for more than one supplier of products and services similar to those of the Company, it is possible that a single supplier may dominate one or more market segments, including well-established companies such as Microsoft. The Company competes with many other providers of online navigation, information and community services. The Company also competes with online services and other Web site operators, as well as traditional offline media such as television, radio and print for a share of advertisers' total advertising budgets. The Company believes that the number of companies selling Web-based advertising and the available inventory of advertising space have increased substantially during recent periods. Accordingly, the Company may face increased pricing pressure for the sale of advertisements. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, operating results, and financial condition.

         Due to all of the foregoing factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such an event, the trading price of the Company's Common Stock would likely be materially and adversely affected.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

NET REVENUES. Net revenues were $70,450,000, $21,490,000, and $1,620,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The increases from year to year are due primarily to the increasing number of advertisers purchasing space on Yahoo! and the Company's other online media properties. Approximately 2,600 customers advertised on Yahoo! and the Company's other online media properties during 1997 as compared to approximately 700 in 1996. Additionally, the Company began selling sponsorship contracts during 1997 which also contributed to the increase in net revenues. International revenues have accounted for less than 10% of net revenues in the years ended December 31, 1997, 1996, and 1995. Barter transactions have also accounted for less than 10% of net revenues in the years ended December 31, 1997, 1996, and 1995. There can be no assurance that customers will continue to purchase advertising on the Company's Web pages or that market prices for Web-based advertising will not decrease due to competitive or other factors.

COST OF REVENUES. Cost of revenues consists of the expenses associated with the production and usage of Yahoo! and the Company's other online media properties. These costs primarily consist of fees paid to third parties for content included on the Company's properties, Internet connection charges, prize awards, equipment depreciation, and compensation. Cost of revenues were $10,885,000 for the year ended December 31, 1997, or 15% of net revenues as compared to $4,722,000, or 22% of net revenues and $281,000, or 17% of net revenues for the years ended December 31, 1996 and 1995, respectively. The absolute dollar increases in cost of revenues from year to year are primarily attributable to an increase in the quantity of content available on Yahoo! and the Company's other online media properties, and the increased usage of these properties. The Company anticipates that its content and Internet connection
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expenses will increase with the quantity and quality of content available on
Yahoo! and the Company's other online media properties, and increased usage of these properties. As measured in page views (defined as electronic page displays), the Company delivered an average of approximately 65 million page views per day in December 1997 compared with an average of approximately 20 million page views per day in December 1996 and an average of approximately 6 million page views per day in February 1996. Yahoo! Japan, an unconsolidated joint venture of the Company which began operations in April 1996, is included in these page views figures and accounted for an average of approximately 5 million per day in December 1997 and an average of approximately 1.4 million per day in December 1996. The Company anticipates that its content and Internet connection expenses will continue to increase in absolute dollars for the foreseeable future.

SALES AND MARKETING. Sales and marketing expenses were $45,778,000 for the year ended December 31, 1997, or 65% of net revenues. For the years ended December 31, 1996 and 1995, sales and marketing expenses were $16,168,000 and $935,000, or 75% and 58% of net revenues, respectively. Sales and marketing expenses consist primarily of advertising and other marketing related expenses (which include Netscape Premier Provider costs), compensation, sales commissions, and travel costs. The year-to-year increases in absolute dollars are primarily attributable to increases in compensation expense associated with an increase in sales and marketing personnel related to the addition of a direct sales force which the Company began building in the fourth quarter of 1996; an increase in advertising costs associated with the Company's aggressive brand building strategy; an increase in the total costs incurred from the Netscape search programs; the addition of and growth in the various international subsidiaries including France, Germany, and the United Kingdom during 1996 and Singapore, Australia, Korea, Sweden, Denmark, and Norway during 1997; and an increase in sales commissions associated with the increase in revenues. The Company anticipates that sales and marketing expenses in absolute dollars will increase in future periods as it continues to pursue an aggressive brand building strategy and continues to build its direct sales organization.

PRODUCT DEVELOPMENT. Product development expenses were $12,082,000, or 17% of net revenues for the year ended December 31, 1997 compared to $5,700,000 and $340,000, or 27% and 21% of net revenues for the years ended December 31, 1996 and 1995, respectively. Product development expenses consist primarily of employee compensation relating to developing and enhancing the features and functionality of Yahoo! and the Company's other online media properties. The year-to-year increases in absolute dollars are primarily attributable to increases in the number of engineers that develop and enhance Yahoo! and the Company's other online media properties. To date, all internal product development costs have been expensed as incurred. Acquired technology for which technological feasibility has been established, including the technology purchased in the Company's 1997 acquisition of NetControls for $1,400,000, is capitalized and amortized over its useful life. The Company believes that significant investments in product development are required to remain competitive. As a consequence, the Company intends to incur increased product development expenditures in absolute dollars in future periods.

GENERAL AND ADMINISTRATIVE. General and administrative expenses were $7,392,000, or 10% of net revenues for the year ended December 31, 1997 compared to $5,834,000 and $1,153,000, or 27% and 71% of net revenues for the years ended December 31, 1996 and 1995, respectively. General and administrative expenses consist primarily of compensation and fees for professional services. The year-to-year increases in absolute dollars are primarily attributable to increases in staffing and usage of professional services. The Company believes that the absolute dollar level of general and administrative expenses will increase in future periods, as a result of increased staffing and fees for professional services.

OTHER--NON-RECURRING COSTS. During July 1997, the Company and VISA entered into an agreement under which the Visa Group released the Company from certain obligations and claims. In connection with this agreement, Yahoo! issued 1,398,962 shares of Yahoo! Common Stock to the Visa Group, for which the Company recorded a one-time, non-cash, pre-tax charge of $21,245,000 in the second quarter ended June 30, 1997. In conjunction with the October 1997 acquisition of Four11 Corporation, the Company recorded a one-time charge of $3,850,000 which consisted of investment banking fees, legal and accounting fees, redundancy costs, and certain other expenses directly related to the acquisition.
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INVESTMENT INCOME, NET. Investment income, net of expense, was $4,535,000 for the year ended December 31, 1997 as compared to $3,967,000 for the year ended December 31, 1996. The increase of $568,000 from 1996 to 1997 is primarily attributable to a higher average investment balance as a result of private and public offering proceeds received during March and April of 1996. Investment income in future periods may fluctuate as a result of fluctuations in average cash balances maintained by the Company and changes in the market rates of its investments.

MINORITY INTERESTS IN OPERATIONS OF CONSOLIDATED SUBSIDIARIES. Minority interests in operations of consolidated subsidiaries were $727,000 and $540,000 for the years ended December 31, 1997 and 1996, respectively. The increase from 1996 to 1997 is primarily attributable to the staggered launch dates of the joint ventures. Yahoo! Europe operations began during the third quarter of 1996 and Yahoo! Korea operations started in the third quarter of 1997 and both subsidiaries are still in the early stages of development. The Company expects that minority interests in operations of consolidated subsidiaries in the aggregate will continue to fluctuate in future periods as a function of the results from consolidated subsidiaries. When, and if, the consolidated subsidiaries become profitable, the minority interests elimination on the statement of operations will have an adverse effect on the Company's net results.

INCOME TAXES. No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through December 31, 1997. At December 31, 1997, the Company had approximately $58,300,000 of federal net operating loss carryforwards for tax reporting purposes which may offset future taxable income; such carryforwards will expire beginning in 2010. Some of these loss carryforwards are subject to limitation on utilization in future years due to a change in ownership. Additionally, the Company has approximately $26,200,000 of California net operating loss carryforwards for tax reporting purposes which will expire beginning in 2003. Deferred tax assets and related valuation allowances totaled $29,179,000 of which approximately $18,600,000 relate to certain U.S. operating loss carryforwards resulting from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

NET LOSS. The Company recorded net losses of $25,520,000, $6,427,000, and $1,016,000, or $0.29, $0.08, and $0.02 per share for the years ended December 31, 1997, 1996, and 1995, respectively. Excluding the effect of the one-time, non-cash, pre-tax charge of $21,245,000 recorded during the second quarter of 1997 for the restructuring of the Yahoo! Marketplace agreements with the Visa Group and the one-time charge of $3,850,000 recorded during the fourth quarter of 1997 for costs incurred for the acquisition of Four11, the Company's net loss was $425,000.

LIQUIDITY AND CAPITAL RESOURCES FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

         Yahoo! invests predominantly in instruments that are highly liquid, of quality investment grade, and predominantly have maturities of less than one year with the intent to make such funds readily available for operating purposes. At December 31, 1997, the Company had cash and cash equivalents and investments in marketable securities totaling $108,045,000 compared to $106,695,000 at December 31, 1996. For the year ended December 31, 1997, cash provided by operating activities was $480,000 compared to cash used for operating activities of $2,394,000 and $444,000 for the years ended December 31, 1996 and 1995, respectively.

         Capital expenditures for the years ended December 31, 1997, 1996, and 1995 totaled $6,722,000, $3,442,000, and $255,000, respectively, and are expected to continue to increase in future periods as a result of the Company's growth. Capital expenditures have generally been comprised of purchases of computer hardware and software as well as furniture and leasehold improvements related to leased facilities.

         For the year ended December 31, 1997, cash provided by financing activities of $9,621,000 was primarily due to proceeds of $6,409,000 from the issuance of Common Stock under the Company's stock option and employee stock purchase plans. Additionally, proceeds of $999,000 were received from minority investors in consolidated joint ventures. For the year ended December 31, 1996, cash provided by financing activities of $107,156,000 was primarily due to the March 1996 issuance of 5,100,000 shares of Mandatorily Redeemable Convertible Series C Preferred Stock for aggregate proceeds of $63,750,000, the April 1996 initial public offering of 8,970,000 shares of Common Stock for net proceeds of $35,106,000, and other issuances of Common Stock. Additionally, proceeds of $1,050,000 were received from minority investors in consolidated joint ventures. For the year ended December 31, 1995, cash provided by financing activities of $6,866,000 was primarily due to proceeds of $6,004,000 from the issuance of Convertible Preferred Stock.

         The Company currently has no material commitments other than those under the Netscape Co-Marketing agreement, the Netscape Premier Provider agreements, and operating lease agreements. Under the terms of the amended Co-Marketing agreement, the Company has remaining fixed expenses in the form of advertising revenue guarantees of up to $3,500,000 over the next three months, subject to a minimum level of gross revenue being met during the first year of the agreement, and up to $15,000,000 in the second year, subject to certain minimum levels of advertising impressions being reached on the Guide. Under the terms of the Premier Provider agreements, the Company has minimum expense obligations of $2,917,000 at December 31, 1997, of which $550,000 is to be paid for with the Company's advertising services. The Company has experienced a substantial increase in its capital expenditures and operating lease arrangements since its inception, which is consistent with increased staffing, and anticipates that this will continue in the future. Additionally, the Company will continue to evaluate possible acquisitions of, or investments in businesses, products, and technologies that are complementary to those of the Company, which may require the use of cash. Management believes existing cash and investments will be sufficient to meet the Company's operating requirements for at least the next twelve months; however, the Company may sell additional equity or debt securities or obtain credit facilities. The sale of additional securities could result in additional dilution to the Company's shareholders.

RESULTS OF OPERATIONS FOR THE INTERIM PERIODS ENDED SEPTEMBER 30, 1998 (RESTATED) AND 1997

NET REVENUES. Net revenues were $54,576,000 and $126,860,000 for the three and nine month periods ended September 30, 1998, respectively, which represent increases of 192% and 189% when compared with the corresponding periods in 1997. The increases are due primarily to the increasing number of advertisers purchasing space on Yahoo! online media properties as well as larger and longer term purchases by certain advertisers. Approximately 1,950 customers advertised on Yahoo! online media properties during the quarter ended September 30, 1998 as compared to approximately 1,200 during the third quarter of 1997. No one customer accounted for 10% or more of revenues during the three or nine month periods ended September 30, 1998 and 1997. International revenues have accounted for less than 10% of net revenues during the three and nine month periods ended September 30, 1998 and 1997. Barter revenues also represented less than 10% of net revenues during those periods. Advertising purchases by SOFTBANK, a 30% shareholder of the Company at September 30, 1998, and its related companies accounted for approximately 8% and 4% of net revenues in the three and nine month periods ended September 30, 1998 as compared to 4% and 5% in the corresponding periods in fiscal
1997. Contracted prices on these orders are comparable to those given to other major customers of the Company. There can be no assurance that customers will continue to purchase advertising on the Company's Web pages, that advertisers will not make smaller and shorter term purchases, or that market prices for Web-based advertising will not decrease due to competitive or other factors. Additionally, while the Company has experienced strong revenue growth during the first three quarters of 1998, management does not believe that this level of revenue growth will be sustained in future periods.

COST OF REVENUES. Cost of revenues consist of the expenses associated with the production and usage of Yahoo! online media properties. These costs primarily consist of fees paid to third parties for content included on the Company's online media properties, Internet connection charges, amortization of purchased technology, prize awards, equipment depreciation, and compensation. Cost of revenues were $7,525,000 and $17,603,000 for the three and nine month periods ended September 30, 1998, respectively, or 14% of net revenues, as compared to $2,675,000 and $7,095,000, or 14% and 16% of net revenues, in the corresponding periods in fiscal 1997. The absolute dollar increase in cost of revenues is primarily attributable to an increase in the quantity of content available on Yahoo! online media properties, the increased usage of these properties, and the amortization of the technology purchased in the Viaweb acquisition. The Company anticipates that its content and Internet connection expenses will increase with the quantity and quality of content available on the Yahoo! online media properties, and increased usage of these properties. As measured in page views (defined as electronic page displays), the Company delivered an average of 144 million page views per day in September 1998 compared with an average of 50 million page views per day in September 1997. Yahoo! Japan, an unconsolidated joint venture of the Company which began operations in April 1996, is included in these page views figures and accounted for an average of approximately 11 million page views per day in September 1998 and an average of over 4 million page views per day in September 1997. The Company anticipates that its content and Internet connection expenses will continue to increase in absolute dollars for the foreseeable future. The Company currently anticipates cost of revenues will be in the range of 10% to 13% of net revenues for the fourth quarter of 1998.

SALES AND MARKETING. Sales and marketing expenses were $24,425,000 for the quarter ended September 30, 1998, or 45% of net revenues as compared to $12,346,000, or 66% of net revenues for the quarter ended September 30, 1997. For the nine months ended September 30, 1998, sales and marketing expenses were $61,853,000, or 49% of net revenues as compared to $30,002,000, or 68% of net revenues for the nine months ended September 30, 1997. Sales and marketing expenses consist primarily of advertising and other marketing related expenses (which include Netscape Premier Provider/Distinguished Provider and other distribution costs), compensation and employee-related expenses, and sales commissions. The increase in absolute dollars from the year ago periods is primarily attributable to an increase in advertising and distribution costs associated with the Company's aggressive brand-building strategy, increases in compensation expense associated with growth in sales and marketing personnel, and expansion in the international subsidiaries with the addition of subsidiaries during or subsequent to the quarter ended September 30, 1997 in Australia, Denmark, Italy, Korea, Norway, Singapore, and Sweden. The Company also added Yahoo! guides in Spanish and Mandarin Chinese languages during the quarter ended June 30, 1998. The Company anticipates that sales and marketing expenses in absolute dollars will increase in future periods as it continues to pursue an aggressive brand-building strategy through advertising and distribution and continues to build its direct sales organization. As a percentage of net revenues, the Company currently anticipates that sales and marketing expenses may increase slightly from the third quarter to the fourth quarter of 1998.

PRODUCT DEVELOPMENT. Product development expenses were $5,739,000 for the quarter ended September 30, 1998, or 11% of net revenues as compared to $3,164,000, or 17% of net revenues for the quarter ended September 30, 1997. For the nine months ended September 30, 1998, product development expenses were $15,665,000, or 12% of net revenues as compared to $8,285,000, or 19% of net revenues for the nine months ended September 30, 1997. Product development expenses consist primarily of employee compensation relating to developing and enhancing the features and functionality of Yahoo! online media properties. The increase in absolute dollars is primarily attributable to increases in the number of engineers that develop and enhance Yahoo! online media properties. To date, all internal product development costs have been expensed as incurred. The Company believes that significant investments in product development are required to remain competitive. Consequently, the Company expects to incur increased product development expenditures in absolute dollars in future periods. As a percentage of net revenues, the Company currently anticipates that product development expenses will approximate current levels during the fourth quarter of 1998.

GENERAL AND ADMINISTRATIVE. General and administrative expenses were $2,872,000 for the quarter ended September 30, 1998, or 5% of net revenues as compared to $1,838,000, or 10% of net revenues for the quarter ended September 30, 1997. For the nine months ended September 30, 1998, general and administrative expenses were $7,635,000, or 6% of net revenues as compared to $5,229,000, or 12% of net revenues for the nine months ended September 30, 1997. General and administrative expenses consist primarily of compensation and fees for professional services, and the increase in absolute dollars is primarily attributable to increases in these areas. The Company believes that the absolute dollar level of general and administrative expenses will increase in future periods, as a result of an increase in personnel and increased fees for professional services. As a percentage of net revenues, the Company currently anticipates that general and administrative expenses will approximate current levels during the fourth quarter of 1998.

AMORTIZATION OF INTANGIBLES. As part of the Viaweb acquisition, the Company recorded an intangible asset related to goodwill in the amount of $24,332,000. This asset is being amortized over a seven year period beginning in June 1998.

OTHER--NONRECURRING COSTS. During June 1998, the Company completed the acquisition of all outstanding shares of Viaweb through the issuance of 787,182 shares of Yahoo! Common Stock. All outstanding options to purchase Viaweb common stock were converted into options to purchase 122,252 shares of Yahoo! Common Stock. During the quarter ended June 30, 1998, the Company recorded a nonrecurring charge of $15,000,000 for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

         During July 1997, prior to the completion of significant business activities and public launch of the Yahoo! Marketplace, the Company and VISA entered into an agreement under which the Visa Group released the Company from certain obligations and claims. In connection with this agreement, the Company issued 1,398,962 shares of Yahoo! Common Stock to the Visa Group, for which the Company recorded a one-time, non-cash, pre-tax charge of $21,245,000 in the second quarter ended June 30, 1997.

         In conjunction with the October 1998 acquisition of Yoyodyne Entertainment, Inc., the Company expects to record a one-time charge of approximately $2,000,000 in the fourth quarter of 1998 relating to expenses incurred with the transaction.

INVESTMENT INCOME, NET. Investment income, net of expense, was $5,166,000 for the quarter ended September 30, 1998. For the quarter ended September 30, 1997, investment income was $1,138,000. Investment income for the nine months ended September 30, 1998 was $8,437,000 as compared to $3,780,000 for the nine months ended September 30, 1997. The increase in investment income from the year ago periods was attributable to a higher average investment balance, principally due to proceeds of $250,000,000 received by the Company on July 14, 1998 from a private placement of shares to SOFTBANK. Investment income for the fourth quarter of 1998 is expected to increase slightly over third quarter investment income as a higher average investment balance will be offset by lower interest rates.

MINORITY INTERESTS IN OPERATIONS OF CONSOLIDATED SUBSIDIARIES. Minority interests in losses from operations of consolidated subsidiaries were $10,000 for the quarter ended September 30, 1998 as compared to $247,000 for the same period in 1997. Minority interests for the nine months ended September 30, 1998 were $365,000 as compared to $631,000 for the nine months ended September 30, 1997. The 1998 minority interest is attributable to operations in the European and Korean joint ventures. Minority interest from the year ago periods is attributable to losses in the European and other joint ventures. The Company expects that minority interests in operations of consolidated subsidiaries in the aggregate will continue to fluctuate in future periods as a function of the results from consolidated subsidiaries. When, and if, the consolidated subsidiaries become profitable, the minority interests adjustment on the statement of operations will reduce the Company's net income by the minority partners' share of the subsidiaries' net income.

INCOME TAXES. Based on the current estimate of operating results and certain other factors, the Company expects its effective tax rate, before the effect of the non-deductible charges of $15,000,000 for acquired in-process research and development and amortization of intangible assets, will approximate 27% for fiscal year 1998 (using a 25% tax rate for the fourth quarter of 1998). Before the effect of these charges, the tax rate for the nine months ended September 30, 1998 was approximately 28%. This rate is lower than the statutory U.S. federal rate due primarily to the utilization of net operating loss carryforwards, the utilization of research and development credits, and the change in the valuation allowance on deferred tax assets. The Company continues to provide a valuation allowance on certain deferred tax assets which relate principally to foreign and acquired domestic net operating loss carryforwards. When realized, the tax benefit of the deferred tax assets attributable to the exercise of employee stock options will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision. As of September 30, 1998, $8,675,000 has been recognized as a credit to additional paid-in capital. Deferred tax assets related to employee stock option exercises are currently expected to increase through fiscal year 1998.

NET INCOME (LOSS). The Company recorded net income of $12,771,000 or $0.11 per share diluted for the quarter ended September 30, 1998 compared to net income of $65,000 or $0.00 per share diluted for the quarter ended September 30, 1997. Excluding the effect of the amortization of $1,250,000 and $869,000 from the purchased technology and intangible assets purchased in the Viaweb acquisition, the Company earned $14,890,000 or $0.13 per share diluted for the quarter ended September 30, 1998. For the nine months ended September 30, 1998, the Company recorded net income of $7,065,000 or $0.06 per share diluted. Excluding the effect of the nonrecurring charge of $15,000,000 incurred in connection with the acquisition of Viaweb and the amortization of $1,667,000 and $1,159,000 from the related purchased technology and intangible assets, the Company earned $24,890,000 or $0.23 per share diluted. For the nine months ended September 30, 1997, the Company recorded a net loss of $23,579,000 or $0.27 per share. Excluding the effect of the nonrecurring charge of $21,245,000 incurred in connection with the Visa agreement, the Company lost $2,334,000 or $0.03 per share.

LIQUIDITY AND CAPITAL RESOURCES FOR THE INTERIM PERIODS ENDED SEPTEMBER 30, 1998 (RESTATED) AND 1997

         Yahoo! invests predominantly in debt instruments that are highly liquid, of high-quality investment grade, and predominantly have maturities of less than one year with the intent to make such funds readily available for operating purposes. At September 30, 1998, the Company had cash and cash equivalents and investments in marketable debt securities totaling $432,463,000 compared to $108,045,000 at December 31, 1997.

         For the nine months ended September 30, 1998, cash provided by operating activities of $68,008,000 was primarily due to earnings, before the nonrecurring charge of $15,000,000, increases in deferred revenue (due to invoicing and cash receipts in excess of revenue) and accrued liabilities, and tax benefits from stock option plans. For the nine months ended September 30, 1997, cash used in operating activities of $5,178,000 was primarily due to increases in prepaid expenses and other assets, which resulted primarily from a $5,000,000 one-time non-refundable license payment to Netscape under the Netscape Guide by Yahoo! agreement and a $2,900,000 payment to Netscape under the international Netscape Net Search program agreement, and an increase in accounts receivable, partially offset by increases in accrued liabilities and deferred revenue.

         Cash used in investing activities was $237,428,000 for the nine months ended September 30, 1998. Purchases (net of sales and maturities) of investments in marketable securities and other assets during the period were $231,200,000 and capital expenditures totaled $6,461,000. Capital expenditures have generally been comprised of purchases of computer hardware and software as well as leasehold improvements related to leased facilities, and are expected to increase in future periods. Cash provided by investing activities was $21,192,000 for the nine months ended September 30, 1997. Sales and maturities (net of purchases) of investments in marketable securities during the period were $25,648,000 and capital expenditures totaled $4,157,000.

         For the nine months ended September 30, 1998, cash provided by financing activities of $267,974,000 was due primarily to the issuance of Common Stock to SOFTBANK in the amount of $250,000,000 during July 1998 and the issuance of Common Stock pursuant to the exercise of stock options. For the nine months ended September 30, 1997, cash provided by financing activities of $6,466,000 was due to the issuance of Common Stock pursuant to the exercise of stock options, proceeds received under lease obligations, and proceeds received from minority investors.

         The Company currently has no material commitments other than those under operating lease agreements. The Co-Marketing agreement with Netscape was terminated in May 1998 and the Premier Provider agreements have expired. The Company has experienced a substantial increase in its capital expenditures and operating lease arrangements since its inception, which is consistent with increased staffing, and anticipates that this will continue in the future. Additionally, the Company will continue to evaluate possible acquisitions of, or investments in businesses, products, and technologies that are complementary to those of the Company, which may require the use of cash. Management believes existing cash and investments will be sufficient to meet the Company's operating requirements for at least the next twelve months; however, the Company may sell additional equity or debt securities or obtain credit facilities. The sale of additional securities could result in additional dilution to the Company's shareholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Yahoo! Inc.

In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows (which statements are not presented separately herein) present fairly, in all material respects, the financial position of Yahoo! Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Notes 1 and 10 to the supplementary consolidated financial statements, on October 20, 1998, Yahoo! Inc. merged with Yoyodyne
Entertainment, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of Yahoo! Inc. with Yoyodyne Entertainment, Inc.

In our opinion, based on our audits, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Yahoo! Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 9, 1998,
except as to the pooling of interests with Yoyodyne Entertainment, Inc. which is as of October 20, 1998.

                                  YAHOO! INC.
                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS

                                                                           September 30,                   December 31,
                                                                           -------------       ----------------------------------
                                                                               1998                1997                  1996
                                                                           -------------       -------------        -------------
                                                                            (unaudited)
                                                                            (restated)
ASSETS
Current assets:
      Cash and cash equivalents                                            $ 162,238,000       $  63,571,000        $  34,296,000
      Short-term investments in marketable securities                        226,710,000          27,772,000           62,651,000
      Accounts receivable, net of allowance of
           $4,312,000 (unaudited), $2,598,000, and $665,000                   21,061,000          11,163,000            5,200,000
      Prepaid expenses                                                         3,872,000           5,982,000              422,000
                                                                           -------------       -------------        -------------
           Total current assets                                              413,881,000         108,488,000          102,569,000

Long-term investments in marketable debt securities                           43,515,000          16,702,000            9,748,000
Long-term investments in marketable equity securities                         18,359,000                   -                    -
Property and equipment, net                                                   11,031,000           7,364,000            3,159,000
Other assets                                                                  45,395,000          10,958,000              729,000
                                                                           -------------       -------------        -------------
                                                                           $ 532,181,000       $ 143,512,000        $ 116,205,000
                                                                           -------------       -------------        -------------
                                                                           -------------       -------------        -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                                     $   8,468,000       $   5,256,000        $   1,725,000
      Accrued expenses and other current liabilities                          24,026,000          12,685,000            4,870,000
      Deferred revenue                                                        30,564,000           5,085,000            2,102,000
      Due to related parties                                                   1,127,000           1,412,000            1,082,000
                                                                           -------------       -------------        -------------
           Total current liabilities                                          64,185,000          24,438,000            9,779,000
                                                                           -------------       -------------        -------------
Commitments and contingencies (Notes 8 and 9)
Deferred tax liability                                                         6,000,000                   -                    -
Minority interests in consolidated subsidiaries                                  951,000             716,000              510,000
                                                                           -------------       -------------        -------------
Shareholders' equity:
      Preferred Stock, $0.001 par value; 10,000,000 shares authorized;
           none issued                                                                 -                   -                    -
      Common Stock, $0.00033 par value; 450,000,000 shares authorized;
           98,043,685 (unaudited), 90,203,917, and 82,763,001 issued and
           outstanding                                                            23,000              20,000               18,000
      Additional paid-in capital                                             476,412,000         151,744,000          113,404,000
      Accumulated deficit                                                    (26,965,000)        (32,963,000)          (7,443,000)
      Unrealized gains on available-for-sale securities, net of tax           11,905,000                   -                    -
      Cumulative translation adjustment                                         (330,000)           (443,000)             (63,000)
                                                                           -------------       -------------        -------------
           Total shareholders' equity                                        461,045,000         118,358,000          105,916,000
                                                                           -------------       -------------        -------------
                                                                           $ 532,181,000       $ 143,512,000        $ 116,205,000
                                                                           -------------       -------------        -------------
                                                                           -------------       -------------        -------------

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                                   YAHOO! INC.
               SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS

                                       Nine Months Ended September 30,              Year Ended December 31,
                                       -------------------------------   --------------------------------------------
                                           1998             1997              1997            1996             1995
                                        ------------    ------------      ------------    ------------    ------------
                                       (unaudited)       (unaudited)
                                       (restated)
Net revenues                            $126,860,000    $ 43,866,000      $ 70,450,000    $ 21,490,000    $  1,620,000
Cost of revenues                          17,603,000       7,095,000        10,885,000       4,722,000         281,000
                                        ------------    ------------      ------------    ------------    ------------
       Gross profit                      109,257,000      36,771,000        59,565,000      16,768,000       1,339,000
                                        ------------    ------------      ------------    ------------    ------------
Operating expenses:
       Sales and marketing                61,853,000      30,002,000        45,778,000      16,168,000         935,000
       Product development                15,665,000       8,285,000        12,082,000       5,700,000         340,000
       General and administrative          7,635,000       5,229,000         7,392,000       5,834,000       1,153,000
       Amortization of intangibles         1,159,000               -                 -               -               -
       Other - non-recurring costs        15,000,000      21,245,000        25,095,000               -               -
                                        ------------    ------------      ------------    ------------    ------------
              Total operating expenses   101,312,000      64,761,000        90,347,000      27,702,000       2,428,000
                                        ------------    ------------      ------------    ------------    ------------
Income (loss) from operations              7,945,000     (27,990,000)      (30,782,000)    (10,934,000)     (1,089,000)
Investment income, net                     8,437,000       3,780,000         4,535,000       3,967,000          73,000
Minority interests in operations
       of consolidated subsidiaries          365,000         631,000           727,000         540,000               -
                                        ------------    ------------      ------------    ------------    ------------
Income (loss) before income taxes         16,747,000     (23,579,000)      (25,520,000)     (6,427,000)     (1,016,000)

Provision for income taxes                 9,682,000               -                 -               -               -
                                        ------------    ------------      ------------    ------------    ------------
Net income (loss)                       $  7,065,000    $(23,579,000)     $(25,520,000)   $ (6,427,000)   $ (1,016,000)
                                        ------------    ------------      ------------    ------------    ------------
                                        ------------    ------------      ------------    ------------    ------------
Net income (loss) per share:
              Basic                     $       0.08    $      (0.27)     $      (0.29)   $      (0.08)   $      (0.02)
                                        ------------    ------------      ------------    ------------    ------------
                                        ------------    ------------      ------------    ------------    ------------
              Diluted                   $       0.06    $      (0.27)     $      (0.29)   $      (0.08)   $      (0.02)
                                        ------------    ------------      ------------    ------------    ------------
                                        ------------    ------------      ------------    ------------    ------------
Weighted average common shares and
     equivalents used in per share
     calculation:
              Basic                       90,144,000      86,569,000        87,336,000      78,650,000      54,734,000
                                        ------------    ------------      ------------    ------------    ------------
                                        ------------    ------------      ------------    ------------    ------------
              Diluted                    110,318,000      86,569,000        87,336,000      78,650,000      54,734,000
                                        ------------    ------------      ------------    ------------    ------------
                                        ------------    ------------      ------------    ------------    ------------

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                                  YAHOO! INC.
          SUPPLEMENTARY CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                               Preferred Stock                            Common Stock
                                                      ---------------------------------          ------------------------------
                                                          Shares             Amount                 Shares            Amount
                                                      ------------      ---------------          ------------     -------------
Issuance of Common Stock in
      connection with the formation
      of the Company                                             -             $      -           31,159,060       $       1,000
Issuance of Series A and B
      Convertible Preferred Stock at
      $0.20 and $1.97 per share,
      respectively                                       7,738,072                8,000                    -                   -
Issuance of Common Stock for
      employee stock plans and other                             -                    -            1,687,342                   -
Net loss                                                         -                    -                    -                   -
                                                       -----------      ---------------           ----------       -------------
Balance at December 31, 1995                             7,738,072                8,000           32,846,402               1,000

Issuance of Convertible
      Series C Preferred Stock at
      $12.50 per share                                   5,100,000                5,000                    -                   -
Sale of Common Stock, net of
      issuance costs of $1,192,000                               -                    -            8,970,000               3,000
Conversion of Convertible Preferred
      Stock to Common Stock                            (12,838,072)             (13,000)          38,514,216              13,000
Issuance of Common Stock,
      net of issuance costs                                      -                    -              943,251                   -
Issuance of Common Stock
      pursuant to exercise of options                            -                    -            1,489,132               1,000
Compensation expense on option
      grants and warrant issuances                               -                    -                    -                   -
Net loss                                                         -                    -                    -                   -
Foreign currency translation
      adjustment                                                 -                    -                    -                   -
                                                       -----------      ---------------           ----------       -------------
Balance at December 31, 1996                                     -                    -           82,763,001              18,000

Issuance of Common Stock pursuant
      to exercise of warrants                                    -                    -              697,456                   -
Issuance of Common Stock for
      acquisitions and investments                               -                    -              230,492                   -
Issuance of Common Stock pursuant
      to Visa Group Agreement                                    -                    -            1,398,962               1,000
Issuance of Common Stock for
      employee stock plans and other                             -                    -            5,114,006               1,000
Write-up of investment in
      Yahoo! Japan                                               -                    -                    -                   -
Compensation and other expense on
      option grants and warrant issuances                        -                    -                    -                   -
Net loss                                                         -                    -                    -                   -
Foreign currency translation
      adjustment                                                 -                    -                    -                   -
                                                       -----------      ---------------           ----------       -------------
Balance at December 31, 1997                                     -                    -           90,203,917              20,000

Issuance of Common Stock pursuant
      to exercise of warrants (unaudited)                        -                    -               85,656                   -
Issuance of Common Stock for
      acquisitions and investments (unaudited)                   -                    -            1,058,136                   -
Sale of Common Stock, net of
      issuance costs (unaudited)                                 -                    -            2,726,880               1,000
Issuance of Common Stock for
      employee stock plans (unaudited)                           -                    -            3,969,096               2,000
Compensation expense on
      option grants (unaudited)                                  -                    -                    -                   -
Tax benefits from stock option
      plans (unaudited)                                          -                    -                    -                   -
Net income (unaudited)                                           -                    -                    -                   -
Accumulated deficit from
      acquisition (unaudited)                                    -                    -                    -                   -
Unrealized gains on available-for-sale
      securities, net of tax (unaudited)                         -                    -                    -                   -
Foreign currency translation
      adjustment (unaudited)                                     -                    -                    -                   -
                                                       -----------      ---------------           ----------       -------------
Balance at September 30, 1998                                    -      $             -           98,043,685       $      23,000
      (unaudited and restated)
                                                       -----------      ---------------           ----------       -------------
                                                       -----------      ---------------           ----------       -------------

                                                                                 Unrealized
                                                  Additional                      Gains on    Cumulative
                                                    Paid-in        Accumulated   Securities,  Translation
                                                    Capital          Deficit        net        Adjustment        Total
                                                 -------------    -----------  -------------  ------------   --------------
Issuance of Common Stock in
      connection with the formation
      of the Company                             $       2,000    $         -  $           -  $          -   $        3,000
Issuance of Series A and B
      Convertible Preferred Stock at
      $0.20 and $1.97 per share,
      respectively                                   5,996,000              -              -              -       6,004,000
Issuance of Common Stock for
      employee stock plans and other                   984,000              -              -              -         984,000
Net loss                                                     -     (1,016,000)             -              -      (1,016,000)
                                                 -------------    -----------  -------------  -------------  --------------
Balance at December 31, 1995                         6,982,000     (1,016,000)             -              -       5,975,000

Issuance of Convertible
      Series C Preferred Stock at
      $12.50 per share                              63,745,000              -              -              -      63,750,000
Sale of Common Stock, net of
      issuance costs of $1,192,000                  35,103,000              -              -              -      35,106,000
Conversion of Convertible Preferred
      Stock to Common Stock                                  -              -              -              -               -
Issuance of Common Stock,
      net of issuance costs                          7,368,000              -              -              -       7,368,000
Issuance of Common Stock
      pursuant to exercise of options                    9,000              -              -              -          10,000
Compensation expense on option
      grants and warrant issuances                     197,000              -              -              -         197,000
Net loss                                                     -     (6,427,000)             -              -      (6,427,000)
Foreign currency translation
      adjustment                                             -              -              -        (63,000)        (63,000)
                                                 -------------    -----------  -------------  -------------  --------------
Balance at December 31, 1996                       113,404,000     (7,443,000)             -        (63,000)    105,916,000

Issuance of Common Stock pursuant
      to exercise of warrants                                -              -              -              -               -
Issuance of Common Stock for
      acquisitions and investments                   6,400,000              -              -              -       6,400,000
Issuance of Common Stock pursuant
      to Visa Group Agreement                       21,049,000              -              -              -      21,050,000
Issuance of Common Stock for
      employee stock plans and other                 7,515,000              -              -              -       7,516,000
Write-up of investment in
      Yahoo! Japan                                   1,700,000              -              -              -       1,700,000
Compensation and other expense on
      option grants and warrant issuances            1,676,000              -              -              -       1,676,000
Net loss                                                     -    (25,520,000)             -              -     (25,520,000)
Foreign currency translation
      adjustment                                             -              -              -       (380,000)       (380,000)
                                                 -------------    -----------  -------------  -------------  --------------
Balance at December 31, 1997                       151,744,000    (32,963,000)             -       (443,000)    118,358,000

Issuance of Common Stock pursuant
      to exercise of warrants (unaudited)               37,000              -              -              -          37,000
Issuance of Common Stock for
      acquisitions and investments (unaudited)      48,053,000              -              -              -      48,053,000
Sale of Common Stock, net of
      issuance costs (unaudited)                   249,913,000              -              -              -     249,914,000
Issuance of Common Stock for
      employee stock plans (unaudited)              17,519,000              -              -              -      17,521,000
Compensation expense on
      option grants (unaudited)                        471,000              -              -              -         471,000
Tax benefits from stock option
      plans (unaudited)                              8,675,000              -              -              -       8,675,000
Net income (unaudited)                                       -      7,065,000              -              -       7,065,000
Accumulated deficit from
      acquisition (unaudited)                                -     (1,067,000)             -              -      (1,067,000)
Unrealized gains on available-for-sale
      securities, net of tax (unaudited)                     -              -     11,905,000              -      11,905,000
Foreign currency translation
      adjustment (unaudited)                                 -              -              -        113,000         113,000
                                                 -------------    -----------  -------------  -------------  --------------
Balance at September 30, 1998                    $ 476,412,000  $ (26,965,000) $  11,905,000  $    (330,000)  $ 461,045,000
      (unaudited and restated)                   -------------    -----------  -------------  -------------  --------------
                                                 -------------    -----------  -------------  -------------  --------------

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                                  YAHOO! INC.
               SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Nine Months Ended September 30,             Year Ended December 31,
                                                     -------------------------------  ---------------------------------------------
                                                            1998             1997          1997            1996            1995
                                                       -------------   -------------  -------------   -------------   -------------
                                                         (unaudited)    (unaudited)
                                                         (restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss)                              $   7,065,000   $ (23,579,000)    $(25,520,000)  $  (6,427,000)  $  (1,016,000)
      Adjustments to reconcile net income
           (loss) to net cash provided by (used in)
           operating activities:
           Depreciation and amortization                 6,423,000       1,728,000        2,737,000         639,000         153,000
           Tax benefits from stock option plans          8,675,000               -                -               -               -
           Compensation and other expense on stock
                option grants and warrant issuances        471,000         333,000        1,676,000         197,000               -
           Minority interests in operations
                of consolidated subsidiaries              (365,000)       (631,000)        (727,000)       (540,000)              -
           Income from investment in Yahoo! Japan                -               -         (100,000)              -               -
           Non-cash charge                              15,000,000      21,245,000       21,245,000               -               -
           Changes in assets and liabilities:
                Accounts receivable, net                (9,846,000)     (4,225,000)      (5,963,000)     (4,269,000)       (931,000)
                Prepaid expenses                         2,966,000      (7,982,000)      (6,010,000)       (386,000)        (36,000)
                Accounts payable                         3,000,000         812,000        2,425,000       1,386,000         339,000
                Accrued expenses and
                  other current liabilities              9,431,000       4,244,000        7,404,000       4,393,000         477,000
                Deferred revenue                        25,473,000       3,199,000        2,983,000       1,665,000         436,000
                Due to related parties                    (285,000)       (322,000)         330,000         948,000         134,000
                                                     -------------   -------------     ------------   -------------  --------------
Net cash provided by (used in) operating activities     68,008,000      (5,178,000)         480,000      (2,394,000)       (444,000)
                                                     -------------   -------------     ------------   -------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Acquisition of property and equipment             (6,461,000)     (4,157,000)      (6,722,000)     (3,442,000)       (255,000)
      Cash acquired in acquisitions                        233,000               -                -               -               -
      Purchases of investments in
            marketable securities                     (324,233,000)    (32,493,000)     (58,753,000)   (115,247,000)       (392,000)
      Proceeds from sales and maturities
            of investments in marketable securities     98,478,000      58,141,000       86,678,000      43,240,000               -
      Other investments                                 (5,445,000)       (299,000)      (1,649,000)       (729,000)              -
                                                     -------------   -------------     ------------   -------------  --------------
Net cash provided by (used in) investing activities   (237,428,000)     21,192,000       19,554,000     (76,178,000)       (647,000)
                                                     -------------   -------------     ------------   -------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of Common Stock, net      267,374,000       4,173,000        7,516,000      42,484,000         871,000
      Proceeds from issuance of Convertible
        Preferred Stock                                          -               -                -      63,750,000       6,004,000
      Proceeds from minority investors                     600,000         996,000          999,000       1,050,000               -
      Other                                                      -       1,297,000        1,106,000        (128,000)         (9,000)
                                                     -------------   -------------     ------------   -------------  --------------
Net cash provided by financing activities              267,974,000       6,466,000        9,621,000     107,156,000       6,866,000
                                                     -------------   -------------     ------------   -------------  --------------
Effect of exchange rate changes on cash
       and cash equivalents                                113,000         (63,000)        (380,000)        (63,000)              -
                                                     -------------   -------------     ------------   -------------  --------------

Net change in cash and cash equivalents                 98,667,000      22,417,000       29,275,000      28,521,000       5,775,000
Cash and cash equivalents at beginning of period        63,571,000      34,296,000       34,296,000       5,775,000               -
                                                     -------------   -------------     ------------   -------------  --------------
Cash and cash equivalents at end of period           $ 162,238,000   $  56,713,000     $ 63,571,000   $  34,296,000   $   5,775,000
                                                     -------------   -------------     ------------   -------------  --------------
                                                     -------------   -------------     ------------   -------------  --------------

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                                   YAHOO! INC.
            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY. Yahoo! Inc., including its subsidiaries ("Yahoo!" or the "Company"), is a global Internet media company that offers a network of branded World Wide Web (the "Web") programming that serves millions of users daily. Yahoo! Inc. provides targeted Internet resources and communications services for a broad range of audiences, based on demographic, key-subject and geographic interests. The Company was incorporated in California on March 5, 1995 and commenced operations on that date. The Company conducts its business within one industry segment.

RESTATEMENT OF FINANCIAL STATEMENTS OF CHANGES TO CERTAIN INFORMATION. The accompanying supplementary consolidated financial statements as of September 30, 1998 and for the nine month period ended September 30, 1998 have been restated to reflect a change in the original accounting for the purchase price allocation related to the June 1998 acquisition of Viaweb Inc. ("Viaweb", see Note 10). After discussions with the Staff of the Securities and Exchange Commission (the "Staff"), the Company has revised the original accounting for the purchase price allocation and the related amortization of intangibles. Although Yahoo!, with the concurrence of its independent accountants, believes that its original accounting treatment was in accordance with generally accepted accounting principles, it has accepted the Staff's view with respect to these matters. This resulted in a reduction in the amount of the charge for in-process research and development from $44,100,000 to $15,000,000 and an increase in the amounts allocated to purchased technology, deferred tax liability, and goodwill from $3,800,000, $0, and $432,000 to $15,000,000, $6,000,000, and $24,332,000,
respectively. The restatement does not affect previously reported net cash flows for the periods. The effect of this reallocation on previously reported supplementary consolidated financial statements as of and for the nine month period ended September 30, 1998 is as follows (in thousands except per share amounts, unaudited):

                                               Nine Months Ended
                                               September 30, 1998
                                               ------------------
Statements of Operations:                   As Reported       Restated
                                            -----------       --------
Cost of revenues                              $15,936         $17,603
Product development                            16,136          15,665
Amortization of intangibles                         -           1,159
Other - nonrecurring costs                     44,100          15,000
Income (loss) from operations                 (18,800)          7,945
Net income (loss)                             (19,680)          7,065
Net income (loss) per share:
     Basic                                     ($0.22)          $0.08
     Diluted                                   ($0.22)          $0.06


                                               September 30, 1998
                                               ------------------
Balance Sheets:                             As Reported       Restated
                                            -----------       --------
Other assets                                  $12,650         $45,395
Total assets                                  499,436         532,181
Deferred tax liability                              -           6,000
Accumulated deficit                           (53,710)        (26,965)
Total shareholders' equity                   $434,300        $461,045


ACQUISITION OF YOYODYNE ENTERTAINMENT, INC. On October 20, 1998, the Company consummated an Agreement and Plan of Reorganization (the "Agreement") with Yoyodyne Entertainment, Inc. ("Yoyodyne"), a privately-held, direct marketing services company, upon which Yoyodyne's shareholders exchanged all of their shares for shares of the Company's Common Stock in a business combination to be accounted for as a pooling of interests. The supplementary consolidated financial information as of September 30, 1998 (restated) and December 31, 1997 and 1996 and for nine months ended September 30, 1998 (restated) and 1997 and the years ended December 31, 1997, 1996, and 1995 reflects the Company's consolidated financial position and the results of operations as if Yoyodyne was a wholly-owned subsidiary of the Company since inception.

ACQUISITION OF FOUR11 CORPORATION. On October 20, 1997, the Company consummated an Agreement and Plan of Reorganization with Four11 Corporation ("Four11"), a privately-held company, upon which Four11's shareholders exchanged all of their shares on an as-if-converted basis for shares of the Company's Common Stock in a business combination which was accounted for as a pooling of interests. The supplementary consolidated financial statements for the three years ended December 31, 1997 and the accompanying notes reflect the Company's financial position and the results of operations as if Four11 was a wholly-owned subsidiary of the Company since inception.

SUMMARY OF ACQUISITIONS. Components of the supplementary consolidated results of operations of Yahoo!, Four11, and Yoyodyne are as follows:

                           Nine Months                             Year Ended December 31,
                              Ended              -----------------------------------------------------------
                          Sept. 30, 1998              1997                   1996                   1995
                          -------------          -------------          -------------          -------------
                           (restated)
Net Revenues
      Yahoo!              $ 125,036,000          $  65,460,000          $  19,073,000          $   1,363,000
      Four11                       --                1,951,000                624,000                 47,000
      Yoyodyne                1,824,000              3,039,000              1,793,000                210,000
                          -------------          -------------          -------------          -------------
                            126,860,000             70,450,000             21,490,000              1,620,000
                          -------------          -------------          -------------          -------------
                          -------------          -------------          -------------          -------------

Net Income (Loss)
      Yahoo!                 11,693,000            (19,973,000)            (2,334,000)              (634,000)
      Four11                       --               (2,914,000)            (1,951,000)              (165,000)
      Yoyodyne               (4,628,000)            (2,633,000)            (2,142,000)              (217,000)
                          -------------          -------------          -------------          -------------
                          $   7,065,000          $ (25,520,000)         $  (6,427,000)         $  (1,016,000)
                          -------------          -------------          -------------          -------------
                          -------------          -------------          -------------          -------------

PRINCIPLES OF CONSOLIDATION. The supplementary consolidated financial statements include the accounts of Yahoo! Inc. and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The equity and net loss attributable to the minority shareholder interests which related to the Company's subsidiaries, are shown separately in the supplementary consolidated balance sheets and supplementary consolidated statements of operations, respectively. Losses in excess of the minority interest equity would be charged against the Company. Investments in entities owned 20% or more but less than majority owned and not otherwise controlled by the Company are accounted for under the equity method.

REVENUE RECOGNITION. The Company's revenues are derived principally from the sale of banner advertisements on short-term contracts. The Company's standard rates for advertising currently range from approximately $0.02 per impression for general rotation to approximately $0.08 per impression for highly targeted audiences and properties. To date, the duration of the Company's advertising commitments has ranged from one week to two years. During 1997, the Company also began selling a combination of sponsorship and banner advertising contracts. In general, these sponsorship advertising contracts have longer terms than standard banner advertising contracts (ranging from three months to two years) and also involve more integration with Yahoo! services, such as the placement of buttons which provide users with direct links to the advertiser's Web site. Advertising revenues on both banner and sponsorship contracts are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved. The Company also earns additional revenue on sponsorship contracts for fees relating to the design, coordination, and integration of the customer's content and links into Yahoo! online properties. These fees are recognized as revenue once the related activities have been performed and the customer's web links are available on Yahoo! online properties. A number of the Company's agreements provide that Yahoo! receive revenues from electronic commerce transactions. These revenues are recognized by the Company upon notification from the advertiser of revenues earned by Yahoo! and, to date, have not been significant. Revenues from barter transactions are recognized during the period in which the advertisements are displayed in Yahoo! properties. Barter transactions are recorded at the fair value of the goods or services provided or received, whichever is more readily determinable in the circumstances. To date, barter transactions have been less than 10% of net revenues. During 1997, no one customer accounted for more than 10% of net revenues. During 1996, SOFTBANK, a 31% shareholder of the Company at December 31, 1997, and its related companies accounted for approximately 12% of net revenues. During 1995, another company accounted for approximately 11% of net revenues. Deferred revenue is primarily comprised of billings in excess of recognized revenue relating to advertising contracts and payments received pursuant to sponsorship advertising agreements in advance of revenue recognition.

PRODUCT DEVELOPMENT. Costs incurred in the classification and organization of listings within Yahoo! properties and the development of new products and enhancements to existing products are charged to expense as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

ADVERTISING COSTS. Advertising production costs are recorded as expense the first time an advertisement appears. All other advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs. Advertising expense totaled $10,899,000 for 1997, $4,162,000 for 1996, and $136,000 for 1995.

BENEFIT PLAN. The Company maintains a 401(k) Profit Sharing Plan (the "Plan") for its full-time employees. Each participant in the Plan may elect to contribute from 1% to 17% of his or her annual compensation to the Plan. The Company matches employee contributions at a rate of 25%. Employee contributions are fully vested, whereas vesting in matching Company contributions occurs at a rate of 33.3% per year of employment. During 1997 and 1996, the Company's contributions amounted to $263,000 and $81,000, respectively, all of which was expensed.

CASH, CASH EQUIVALENTS, SHORT AND LONG-TERM INVESTMENTS. The Company invests its excess cash in debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers. All highly liquid instruments with an original maturity of three months or less are considered cash equivalents, those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments.

         At December 31, 1997 and 1996, short and long-term investments in marketable securities were classified as available-for-sale and consisted of 81% and 62% corporate debt securities, 8% and 28% debt securities of the U.S. Government and its agencies, 4% and 0% municipal debt securities, and 7% and 10% foreign debt securities, respectively. All long-term investments in marketable securities mature within two years. At December 31, 1997, the fair value of the investments approximated cost. Fair value is determined based upon the quoted market prices of the securities as of the balance sheet date.

         At December 31, 1997, the Company had equity interests in privately-held, information technology companies totaling $6,450,000. These investments are included in other long-term assets and are accounted for under the cost method. The Company purchased these investments at or near December 31, 1997, therefore, their carrying values approximate fair values. For these non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, short and long-term investments, and accounts receivable. Substantially all of the Company's cash, cash equivalents, short and long-term investments are managed by three financial institutions. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been immaterial and within management's expectations. At December 31, 1997 and 1996, no one customer accounted for 10% or more of the accounts receivable balance. At December 31, 1995, two customers accounted for a total of 21% of the accounts receivable balance.

PROPERTY AND EQUIPMENT. Property and equipment, including leasehold improvements, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two to five years.

INCOME TAXES. Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

STOCK-BASED COMPENSATION. The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

FOREIGN CURRENCY AND INTERNATIONAL OPERATIONS. The functional currency of the Company's subsidiaries in the United Kingdom, Germany, France, Sweden, Denmark, Norway, Australia, Singapore, and Korea is the local currency. The financial statements of these subsidiaries are translated to United States dollars using year-end rates of exchange for assets and liabilities, and average rates for the year for revenues, costs, and expenses. Translation losses, which are deferred and accumulated as a component of shareholders' equity, were $380,000 and $63,000 for the years ended December 31, 1997 and 1996, respectively. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during the periods presented. International revenues have accounted for less than 10% of net revenues in the years ended December 31, 1997, 1996, and 1995. International assets were not significant at December 31, 1997 or 1996.

BASIC AND DILUTED NET LOSS PER SHARE. The Company adopted SFAS 128, "Earnings per Share" during the year ended December 31, 1997 and retroactively restated all prior periods. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains/losses on available-for-sale securities. The disclosure prescribed by SFAS 130 must be made beginning with the first quarter of 1998. Additionally, in June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has not yet determined the impact, if any, of adopting this new standard. The disclosures prescribed by SFAS 131 will be effective for the year ending December 31, 1998 consolidated financial statements.

INTERIM FINANCIAL INFORMATION (UNAUDITED AND RESTATED). The accompanying supplementary consolidated balance sheet as of September 30, 1998 and the supplementary consolidated statements of operations and cash flows for the nine months ended September 30, 1998 and 1997 and the supplementary consolidated statement of shareholders' equity for the nine months ended September 30, 1998 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the periods. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

RECLASSIFICATIONS. Certain prior years' balances have been reclassified to conform with the current year's presentation.

NOTE 2   BALANCE SHEET COMPONENTS

                                                                   December 31,           December 31,
                                                                       1997                   1996
                                                                   ------------           ------------
Property and equipment:
     Computers and equipment                                       $  7,383,000           $  2,655,000
     Furniture and fixtures                                           2,316,000                888,000
     Leasehold improvements                                             894,000                328,000
                                                                   ------------           ------------
                                                                     10,593,000              3,871,000
     Less: accumulated depreciation                                  (3,229,000)              (712,000)
                                                                   ------------           ------------
                                                                   $  7,364,000           $  3,159,000
                                                                   ------------           ------------
                                                                   ------------           ------------

Other assets:
     Investment in GeoCities                                       $  5,100,000           $         --
     Investment in Broadcast.com (formerly AudioNet)                  1,350,000                     --
     Investment in Yahoo! Japan                                       2,828,000                729,000
     Other                                                            1,680,000                     --
                                                                   ------------           ------------
                                                                   $ 10,958,000           $    729,000
                                                                   ------------           ------------
                                                                   ------------           ------------

Accrued expenses and other current liabilities:
     Accrued vacation, wages, and other employee benefits          $  2,951,000           $  1,168,000
     Accrued content and connect costs                                2,909,000                754,000
     Accrued sales and marketing related                              2,222,000                250,000
     Accrued professional service expenses                            1,730,000                831,000
     Other                                                            2,873,000              1,867,000
                                                                   ------------           ------------
                                                                   $ 12,685,000           $  4,870,000
                                                                   ------------           ------------
                                                                   ------------           ------------

NOTE 3   RELATED PARTY TRANSACTIONS

During 1997 and 1996, the Company recognized net revenues of approximately $3,120,000 and $2,381,000, respectively, on advertising contracts and publication, development, and licensing arrangements with SOFTBANK and its related companies, a holder of approximately 31% of the Company's Common Stock at December 31, 1997. Prices on these contracts were comparable to those given to other major customers of the Company. Additionally, three SOFTBANK-related companies provided Internet access and sales and marketing-related services for fees of approximately $3,190,000, $2,300,000, and $177,000 during 1997, 1996, and 1995, respectively. Sequoia Capital, a holder of approximately 9% of the Company's Common Stock at December 31, 1997, was also an investor in one of these SOFTBANK-related companies. The amount due for these services totaled approximately $1,046,000 and $896,000 at December 31, 1997 and 1996,
respectively.

NOTE 4   ACQUISITIONS AND INVESTMENTS

ACQUISITION OF NETCONTROLS. On July 31, 1997, the Company entered into a stock purchase agreement to acquire all of the outstanding capital stock of NetControls, Inc. for 74,334 shares of the Company's Common Stock. The acquisition was recorded as a purchase for accounting purposes and the majority of the purchase price of approximately $1,400,000 will be amortized over the three year estimated useful life of the technology acquired. Upon acquisition, the historical financial results of NetControls, Inc. were de minimis.

ACQUISITION OF FOUR11. On October 20, 1997, the Company completed the acquisition of Four11 Corporation, a privately-held online communications and Internet directory company. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 3,011,440 shares of Yahoo! Common Stock for all of Four11's outstanding shares and assumed 296,672 options and warrants to purchase Yahoo! Common Stock. All outstanding Four11 preferred shares were converted into Four11 common stock immediately prior to the acquisition. During the quarter ended December 31, 1997, the Company recorded a one-time charge of $3,850,000 for acquisition-related costs. These costs consisted of investment banking fees, legal and accounting fees, redundancy costs, and certain other expenses directly related to the acquisition.

INVESTMENT IN BROADCAST.COM. On December 30, 1997, the Company invested $1,350,000 in cash for a less than 20% equity position in Broadcast.com (formerly AudioNet, Inc.), a provider of Internet broadcasting services. The Company purchased 79,618 shares of Broadcast.com common stock for a total of $750,000 and a warrant to purchase 159,236 shares of Broadcast.com common stock at an exercise price of $9.42 per share for $600,000. The investment is being accounted for under the cost method as of December 31, 1997 (see Note 10).

INVESTMENT IN GEOCITIES. On December 31, 1997, the Company issued 156,158 shares of Yahoo! Common Stock for a less than 20% equity position in GeoCities, a provider of free personal Web pages. In return, the Company received 336,684 shares of GeoCities Series E preferred stock (673,368 shares when adjusted for the GeoCities June 1998 two-for-one stock split) (unaudited). The investment, aggregating $5,100,000, is being accounted for under the cost method as of December 31, 1997 (see Note 10).

NOTE 5   JOINT VENTURES

YAHOO! JAPAN. During April 1996, the Company signed a joint venture agreement with SOFTBANK, a holder of approximately 31% of the Company's Common Stock at December 31, 1997, whereby Yahoo! Japan Corporation was formed to establish and manage in Japan a Japanese version of the Yahoo! Internet Guide, develop related Japanese online navigational services, and conduct other related business. The Company's ownership interest in the joint venture upon inception was 40%. At December 31, 1996, the Company's investment in the joint venture was $729,000. In September 1997, the Company invested an additional $299,000 in the joint venture. During November 1997, Yahoo! Japan Corporation completed its initial public offering, issuing 975 previously unissued shares and raising total proceeds of approximately $5,500,000. Accordingly, the Company increased its investment by $1,700,000, recorded as additional paid-in capital, to reflect the increase in the Company's share of Yahoo! Japan Corporation's net assets. The investment is being accounted for using the equity method. At December 31, 1997, the fair value of the Company's 34% ownership in Yahoo! Japan, based on the quoted trading price, was approximately $53,000,000.

YAHOO! EUROPE. On November 1, 1996, the Company signed a joint venture agreement with a subsidiary of SOFTBANK, a holder of approximately 31% of the Company's Common Stock at December 31, 1997, whereby separate companies were formed in Germany, the United Kingdom, and France ("Yahoo! Europe") to establish and manage versions of the Yahoo! Internet Guide for Germany, the United Kingdom, and France, develop related online navigational services, and conduct other related business. The parties agreed to invest a total of up to $4,000,000 in proportion to their respective equity interests, and had invested $2,000,000 as of December 31, 1996 and the entire $4,000,000 as of December 31, 1997. The Company has a majority share of approximately 70% in each of the Yahoo! Europe entities, and therefore, has consolidated their financial results. During 1997 and 1996, Yahoo! Europe incurred losses from operations of $1,807,000 and $842,000, respectively. SOFTBANK's interest in the net assets of Yahoo! Europe at December 31, 1997 and 1996, as represented by the minority interest on the balance sheet, was $405,000 and $347,000, respectively.

YAHOO! KOREA. During August 1997, the Company signed a joint venture agreement with SOFTBANK and other SOFTBANK affiliate companies whereby Yahoo! Korea was formed to develop and operate a Korean version of the Yahoo! Internet Guide, develop related Korean online navigational services, and conduct other related business. The parties have invested a total of $999,000 in proportion to their respective equity interests. The Company has a majority share of approximately 60% in the joint venture, and therefore, has consolidated the financial results, which were insignificant for the year ended December 31, 1997.

YAHOO! MARKETPLACE. On August 26, 1996, the Company entered into agreements with Visa International Service Association ("VISA") and another party (together, the "Visa Group") to establish a limited liability company, Yahoo! Marketplace L.L.C., to develop and operate a navigational service focused on information and resources for the purchase of consumer products and services over the Internet. As of December 31, 1996, the parties had invested a total of $1,000,000. At December 31, 1996, the Company owned approximately 55% of the equity interest in Yahoo! Marketplace. Yahoo! Marketplace incurred start-up losses of $246,000 in 1997 and $637,000 in 1996. In connection with this agreement, the Company issued to the Visa Group for a purchase price of $50,000, a warrant to purchase 1,050,000 shares of the Company's Common Stock at an exercise price of $4.17 per share, which warrant was exercisable during a two year period commencing in March 1997. In April 1997, the Visa Group net exercised the warrant. During July 1997, prior to the completion of significant business activities and public launch of the property, the Company and VISA entered into an agreement under which the Visa Group released the Company from certain obligations and claims. In connection with this agreement, the Company issued 1,398,962 shares of Yahoo! Common Stock to the Visa Group, for which the Company recorded a one-time, non-cash, pre-tax charge of $21,245,000 in the second quarter ended June 30, 1997.

NOTE 6   SHAREHOLDERS' EQUITY

COMMON STOCK. On April 11, 1996, the Company completed its initial public offering of 8,970,000 shares of its Common Stock. Net proceeds to the Company aggregated approximately $35,106,000. As of the closing date of the offering, all of the Convertible Preferred Stock outstanding was converted into an aggregate of 38,514,216 shares of Common Stock. The Company has the right to repurchase, at the original issue price, a declining percentage of certain of the common shares issued to employees under restricted stock agreements. The Company's repurchase right lapses over four years based on the length of the employees' continual employment with the Company. At December 31, 1997, 6,250,000 shares of Common Stock were subject to repurchase by the Company.

STOCK OPTION PLANS. Pursuant to the consummation of the Agreement and Plan of Merger with Yoyodyne Entertainment, Inc., the Company assumed the 1996 Yoyodyne Stock Option Plan (the "Yoyodyne Plan"). As of December 31, 1997, the Company had five stock-based compensation plans which are described below. The Company applies APB Opinion 25 and related interpretations in accounting for its plans and complies with the disclosure provisions of SFAS 123.

         The 1995 Stock Plan (the "Stock Plan"), the 1995 Four11 Stock Option Plan (the "Four11 Plan"), and the Yoyodyne Plan allow for the issuance of incentive stock options, non-qualified stock options and stock purchase rights to purchase a maximum of 39,686,529 shares of the Company's Common Stock. Under the Stock Plan, the Four11 Plan, and the Yoyodyne Plan, incentive stock options may be granted to employees, directors, and officers of the Company and non-qualified stock options and stock purchase rights may be granted to consultants, employees, directors, and officers of the Company. Options granted under the Stock Plan, the Four11 Plan, and the Yoyodyne Plan are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted under the Stock Plan and the Four11 Plan generally vest 25% after the first year of service and ratably each month over the remaining thirty-six month period. Options granted under the Yoyodyne Plan have various vesting periods which do not exceed thirty-six months. Options issued under the Four11 Plan may be exercised prior to vesting and are subject to repurchase in the event of a voluntary termination, at the original purchase price. At December 31, 1997, 61,498 shares were subject to repurchase under the provisions of the Four11 Plan.

         The 1996 Directors' Stock Option Plan (the "Directors' Plan") provides for the issuance of up to 600,000 non-statutory stock options to non-employee directors of the Company. Each person who becomes a non-employee director of the Company after the date of the Company's initial public offering will automatically be granted a non-statutory option (the "First Option") to purchase 120,000 shares of

Common Stock upon the date on which such person first becomes a director. Thereafter, each director of the Company will be granted an annual option (the "Annual Option") to purchase 15,000 shares of Common Stock. Options under the Directors' Plan will be granted at the fair market value of the stock on the date of grant as determined by the Board of Directors and will vest in equal monthly installments over four years, in the case of the First Option, or at the end of four years in the case of the Annual Option.

Activity under the Company's stock option plans is summarized as follows:

                                            Available            Options          Weighted Average
                                            for Grant          Outstanding        Price per Share
                                          ---------------     --------------     -------------------
      Shares reserved                        15,660,664
      Options granted                       (10,521,252)         10,521,252                $   0.01
      Options exercised                                            (568,200)                   0.01
                                          ---------------     --------------     -------------------
      Balance at December 31, 1995            5,139,412           9,953,052                    0.01


      Additional shares reserved              9,625,865
      Options granted                       (11,414,770)         11,414,770                    3.36
      Options canceled                          922,656            (922,656)                   3.32
      Options exercised                                          (1,489,132)                   0.01
                                          ---------------     --------------     -------------------
      Balance at December 31, 1996            4,273,163          18,956,034                    1.87


      Additional shares reserved             15,000,000
      Options granted                        (9,220,820)          9,220,820                   18.75
      Options canceled                          177,826            (177,826)                   4.59
      Options exercised                                          (4,834,912)                   1.05
                                          ---------------     --------------     -------------------
      Balance at December 31, 1997           10,230,169          23,164,116                $   8.70
                                          ---------------     --------------     -------------------
                                          ---------------     --------------     -------------------

         The following table summarizes information about fixed stock options outstanding as of December 31, 1997:

                              Options Outstanding                       Options Exercisable
                              -------------------                       -------------------
                                   Weighted
                                    Average          Weighted                         Weighted
   Range of                        Remaining         Average                          Average
   Exercise        Number         Contractual        Exercise         Number          Exercise
    Prices       Outstanding        Life in           Price         Exercisable        Price
                                     Years
----------------------------------------------------------------------------------------------
less than $0.01   4,993,540           7.6           $   0.01        1,488,628         $   0.01
$0.07 - $0.11       722,704           8.0           $   0.07          197,122         $   0.08
$0.33 - $0.50     1,909,514           8.2           $   0.40          569,436         $   0.39
$1.17 - $2.00       626,848           8.2           $   1.71          155,506         $   1.78
$2.33 - $3.33     2,458,080           8.2           $   2.78          652,312         $   2.59
$5.67 - $6.96     4,303,868           8.8           $   6.23          884,578         $   6.18
$8.88 - $13.25    2,671,502           9.4           $  11.31             --           $     --
$16.17 - $21.57   1,256,750           9.7           $  19.41             --           $     --
$23.00 - $31.16   4,221,310           9.9           $  26.38            3,674         $  31.16
                 ----------                                         ---------
                 23,164,116                                         3,951,256
                 ----------                                         ---------
                 ----------                                         ---------

         Options to purchase 1,660,080 and 202,500 shares were vested at December 31, 1996 and 1995, respectively.

         During the period from January 1996 through April 1996, the Company granted options to purchase an aggregate of 6,901,404 shares of Common Stock at exercise prices ranging from $0.07 to $3.33 per share. Based in part on an independent appraisal obtained by the Company's Board of Directors, $625,000 of compensation expense relating to certain options is to be recognized over the four-year vesting periods of the options, of which, $156,000 was recognized in both 1997 and 1996. During 1995, the Company granted options to purchase 883,200 shares of Common Stock to consultants in exchange for services at an exercise price of $0.01 per share. The Company recorded expense totaling $75,000 related to these options based on the estimated fair value of the services received. Pursuant to the acquisition of Four11, the Company will record $2,168,000 of compensation expense related to certain stock options issued below fair market value between August 1996 and September 1997, of which the Company recorded $1,059,000 and $8,000 during the years ended December 31, 1997 and 1996, respectively. The remaining $1,101,000 will be recognized over the remainder of the four-year vesting periods of the options.

EMPLOYEE STOCK PURCHASE PLAN. Effective March 6, 1996, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan"), which provides for the issuance of a maximum of 900,000 shares of Common Stock. Eligible employees can have up to 15% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company's Common Stock on every December 31st and June 30th. The price of the Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each six month offering period or the specified purchase date. During 1997, 268,430 shares were purchased at prices of $3.69 to $9.65 per share. There were no shares issued under the Purchase Plan during 1996. At December 31, 1997, 631,570 shares were available under the Purchase Plan for future issuance.

STOCK COMPENSATION. The Company accounts for stock-based compensation in accordance with the provisions of APB 25. Had compensation expense been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net loss would have been $31,918,000, $7,273,000, and $1,018,000, and basic and diluted loss per share would have been $0.37, $0.09, and $0.02 for the years ended December 31, 1997, 1996, and 1995, respectively. Prior to the Company's initial public offering, the fair value of each option grant was determined on the date of grant using the minimum value method.

Subsequent to the offering, the fair value was determined using the Black-Scholes model. The weighted average fair market value of an option granted during 1997, 1996, and 1995 was $8.67, $1.58, and $0.01, respectively. Except for the volatility assumption which was only used under the Black-Scholes model, the following range of assumptions was used to perform the calculations: expected life of 36 months in 1997 and 30 months in 1996 and 1995; interest rate ranges of 5.6% to 6.6% during 1997, 5.1% to 6.5% during 1996, and 5.3% to 6.0% during 1995; volatility of 59% in 1997, 53% in 1996, and it was not applicable in 1995; and no dividend yield for the three years ended December 31, 1997. Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future years.

NOTE 7        INCOME TAXES

No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through December 31, 1997. The following table sets forth the primary components of deferred tax assets:

                                                                       December 31,
                                                  ------------------------------------------------------
                                                       1997               1996                1995
                                                  ---------------     --------------     ---------------
    Net operating loss and credit carryforwards    $  25,512,000       $  4,303,000          $  144,000
    Nondeductible reserves and expenses                3,667,000          1,382,000             134,000
    Other                                                     -              86,000                   -
                                                  ---------------     --------------     ---------------
    Gross deferred tax assets                         29,179,000          5,771,000             278,000

    Valuation allowance                              (29,179,000)        (5,771,000)           (278,000)
                                                  ---------------     --------------     ---------------
                                                   $           -       $          -          $        -
                                                  ---------------     --------------     ---------------
                                                  ---------------     --------------     ---------------

         At December 31, 1997, 1996, and 1995, the Company fully reserved its deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. Deferred tax assets and related valuation allowances of approximately $18,600,000 relate to certain U.S. operating loss carryforwards resulting from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision. Additionally, deferred tax assets of $900,000 relate to operating loss carryforwards in various foreign jurisdictions. Certain of these carryforwards will expire if not utilized. At December 31, 1997, the Company had approximately $58,300,000 of federal net operating loss carryforwards for tax reporting purposes which may offset future taxable income; such carryforwards will expire beginning in 2010. Some of these loss carryforwards are subject to limitation on utilization in future years due to a change in ownership. Additionally, the Company has approximately $26,200,000 of California net operating loss carryforwards for tax reporting purposes which will expire beginning in 2003.

UNAUDITED INTERIM INCOME TAXES. Based on the current estimate of operating results and certain other factors, the Company expects its effective tax rate, before the effect of the non-deductible charges of $15,000,000 for acquired in-process research and development and amortization of intangible assets, will approximate 27% for fiscal year 1998 (using a 25% tax rate for the fourth quarter of 1998). Before the effect of these charges, the tax rate for the nine months ended September 30, 1998 was approximately 28%. This rate is lower than the statutory U.S. federal rate due primarily to the utilization of net operating loss carryforwards, the utilization of research and development credits, and the change in the valuation allowance on deferred tax assets. The Company continues to provide a valuation allowance on certain deferred tax assets which relate principally to foreign and acquired domestic net operating loss carryforwards. When realized, the tax benefit of the deferred tax assets attributable to the exercise of employee stock options will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision. As of September 30, 1998, $8,675,000 has been recognized as a credit to additional paid-in capital.

NOTE 8        COMMITMENTS AND CONTINGENCIES

OPERATING LEASES. During September 1997, the Company entered into a non-cancelable operating sublease agreement which will provide the Company with additional office space at its existing Santa Clara, California location. Additionally during 1997, the Company entered into various other non-cancelable operating lease agreements for its sales offices throughout the U.S. and its international subsidiaries. Future minimum lease payments under non-cancelable operating leases with initial terms of one year or more are $1,809,000 in 1998, $2,328,000 in 1999, $2,370,000 in 2000, $2,261,000 in 2001, $2,252,000 in 2002,
and $2,584,000 thereafter. Total minimum rental payments aggregate $13,604,000. Rent expense under operating leases totaled $1,361,000, $534,000, and $47,000 during 1997, 1996, and 1995, respectively.

NETSCAPE GUIDE BY YAHOO!. During March 1997, the Company entered into certain agreements with Netscape Communications Corporation ("Netscape") under which the Company has developed and operates an Internet information navigation service called "Netscape Guide by Yahoo!" (the "Guide"). The Co-Marketing agreement provides that revenue from advertising on the Guide, which is managed by the Company, is to be shared between the Company and Netscape. Under the terms of the Trademark License agreement, the Company made a one-time non-refundable trademark license fee payment of $5,000,000 in March 1997 which is being amortized over the initial two-year term, which commenced in May 1997. Under the terms of the Co-Marketing agreement as amended in June 1997, the Company also provided Netscape with a minimum of up to $4,660,000 in guarantees against shared advertising revenues in the first year of the agreement, subject in the first year to a minimum level of gross revenue being met, and up to a minimum of $15,000,000 in the second year of the agreement, subject in the second year to certain minimum levels of impressions being reached on the Guide. Actual payments will relate directly to the overall revenue and impressions recognized from the Guide. As of December 31, 1997, $1,160,000 of shared advertising revenues had been paid to Netscape under this agreement.

NETSCAPE PREMIER PROVIDER. Also during March 1997, the Company entered into an agreement with Netscape whereby it was designated as one of four "Premier Providers" of domestic navigational services within the Netscape Web site. Under the terms of the agreement, the Company is required to make minimum payments of $3,200,000 in cash and is obligated to provide $1,500,000 in the Company's advertising services in return for certain minimum guaranteed exposures over the course of the one-year term of the agreement, which commenced in May 1997. The minimum payments are amortized over the term of the agreement. As of December 31, 1997, the Company had paid $2,456,000 in cash under the terms of the agreement. Expenses incurred to date as of December 31, 1997 under the agreement were approximately $4,600,000. To the extent that the minimum guaranteed exposures are exceeded, the Company is obligated to remit to Netscape additional payments. See Note 10.

         During June 1997, the Company entered into certain agreements with Netscape whereby it was designated as a Premier Provider of international search and navigational guide services for the Netscape Net Search program. Under the terms of the agreements, the Company will provide services in 12 countries, including Australia, Denmark, France, Germany, Italy, Japan, Korea, The Netherlands, Portugal, Spain, Sweden, and the United Kingdom. Under the terms of the agreements, the Company made a cash payment of $2,900,000 in July 1997 and is obligated to provide $100,000 in the Company's advertising services in return for certain minimum guaranteed exposures over the course of the one-year term of the agreements, which commenced in July 1997. The Company amortizes the total cost of these agreements over their one-year term.

NOTE 9        LITIGATION

         In July 1997, GTE New Media Services Incorporated ("GTE New Media"), an affiliate of GTE, filed suit in Dallas, Texas against Netscape and the Company, in which GTE New Media made a number of claims relating to the inclusion of certain Yellow Pages hypertext links in the Netscape Guide by Yahoo!, an online navigational property operated by the Company under an agreement with Netscape. In this lawsuit, GTE New Media has alleged, among other things, that by including such links to the Yellow Pages service operated by several Regional Bell Operating Companies (the "RBOCs") within the Guide, the Company has tortiously interfered with an alleged contractual relationship between GTE New Media and

Netscape relating to placement of links by Netscape for a Yellow Pages service operated by GTE New Media. GTE New Media seeks injunctive relief as well as actual and punitive damages. In October 1997, GTE New Media brought suit in the U.S. District Court for the District of Columbia, against the RBOCs, Netscape, and the Company, in which GTE New Media has alleged, among other things, that the alleged exclusion of the GTE New Media Yellow Pages from the Netscape Guide Yellow Pages service violates federal antitrust laws, and GTE New Media seeks injunctive relief and damages (trebled under federal antitrust laws) from such alleged actions. The Company believes that the claims against the Company in these lawsuits are without merit and intends to contest them vigorously. Although the Company cannot predict with certainty the outcome of these lawsuits or the expenses that may be incurred in defending the lawsuits, the Company does not believe that the result in the lawsuits will have a material adverse effect on the Company's financial position or results of operations. From time to time the Company is subject to other legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

NOTE 10       SUBSEQUENT EVENTS (UNAUDITED)

INVESTMENTS. The Company accounts for investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's marketable investments are classified as available-for-sale as of the balance sheet date and are reported at fair value, with unrealized gains and losses, net of tax, recorded in shareholders' equity. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities will be reported in other income or expense, as incurred. As of September 30, 1998, the Company recognized unrealized gains, net of income taxes, of $11,905,000.

         The Company invests in equity instruments of privately-held, information technology companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method. For these non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded. During 1998, certain of these investments in privately-held companies became marketable equity securities when the investees completed initial public offerings. Such investments are recorded as long-term investments in marketable equity securities.

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," which was adopted by the Company in the first quarter of fiscal 1998. SFAS 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustment and unrealized gains and losses on available-for-sale securities. The components of comprehensive income, net of tax, are as follows:

                                                               Nine Months Ended
                                                                 September 30,
                                                               1998            1997
                                                            (restated)
    Net income (loss)                                      $ 7,065,000    ($23,579,000)
    Unrealized gains on available-
        for-sale securities, net of tax                     11,905,000                -
    Foreign currency translation
        gains (losses)                                         113,000         (63,000)
                                                          ------------   --------------
    Comprehensive income (loss)                            $19,083,000    ($23,642,000)
                                                          ------------   --------------
                                                          ------------   --------------

         Accumulated other comprehensive income consists of the unrealized gains on available-for-sale securities, net of tax and the cumulative translation adjustment, as presented on the accompanying supplementary consolidated balance sheets.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." The Company is currently determining the additional disclosures, if any, that may be required under this pronouncement.

NETSCAPE GUIDE BY YAHOO!. On May 21, 1998, the Company and Netscape terminated the Co-Marketing and Trademark License agreements effective July 1, 1998. Pursuant to the termination of these agreements, Netscape agreed to forego revenue sharing on the Guide for the three months prior to the termination date. The Company entered into a new agreement with Netscape to include the Yahoo! brand in the Netscape Distinguished Provider Program (a promotional program on the Netscape website), which began on June 1, 1998, for which the Company was provided a $1,584,000 credit as part of the termination agreement. Unamortized trademark license costs in excess of the advertising credit were charged to operations in the quarter ended June 30, 1998. As users are delivered to Yahoo! from the Netscape website, the advertising credit is amortized and charged to operations.

ACQUISITION OF VIAWEB INC. On June 10, 1998, the Company completed the acquisition of all outstanding shares of Viaweb, a provider of software and services for hosting online stores, through the issuance of 787,182 shares of Yahoo! Common Stock. All outstanding options to purchase Viaweb common stock were converted into options to purchase 122,252 shares of Yahoo! Common Stock. The acquisition was accounted for as a purchase in accordance with APB Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. Results of operations for Viaweb have been included with those of the Company for periods subsequent to the date of acquisition.

         The total purchase price of the acquisition was $48,559,000 including acquisition expenses of $1,750,000. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

      In-process research and development                  $15,000,000
      Purchased technology                                  15,000,000
      Intangible assets                                     24,332,000
      Deferred tax liability                                (6,000,000)
      Tangible assets acquired                                 571,000
      Liabilities assumed                                     (344,000)
                                                          -------------
                                                           $48,559,000
                                                          -------------
                                                          -------------

         As a result of discussions with the Staff, the Company has adjusted the allocation of the purchase price originally reported. Among the factors considered in discussions with the Staff in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows, in addition to other assumptions. The remaining identified intangibles, including the value of purchased technology and other intangibles will be amortized on a straight-line basis over three and seven years, respectively. Amortization expense of purchased technology and other intangible assets was $1,250,000 and $869,000, respectively, during the quarter ended September 30, 1998 and was $1,667,000 and $1,159,000, respectively, for the nine month period then ended. A deferred tax liability has been recognized for the difference between the assigned values for book purposes and the tax bases of assets in accordance with the provisions of Statement of Financial Accounting Standard No. 109.

         In addition, other factors were considered in discussions with the Staff in determining the value assigned to purchased in-process technology such as research projects in areas supporting the on-line store technology (including significant enhancement to the ability of the product to support multiple users and multiple servers), developing functionality to support the ability to process credit card orders, and enhancing the product's user interface developing functionality that would allow the product to be used outside of the United States.

         If none of these projects is successfully developed, the Company's sales and profitability may be adversely affected in future periods. Additionally, the failure of any particular individual project in-process could impair the value of other intangible assets acquired. The Company expects to begin to benefit from the purchased in-process technology in late 1998.

ACQUISITION OF WEBCAL CORPORATION. On July 17, 1998, the Company completed the acquisition of WebCal Corporation ("WebCal"), a privately-held developer and marketer of Web-based calendaring and scheduling products, and publisher of EventCal, a comprehensive database of world-wide public events. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 270,954 shares of Yahoo! Common Stock for all of WebCal's outstanding shares. The historical operations of WebCal are not material to the Company's financial position or results of operations, therefore, prior period financial statements have not been restated for this acquisition. WebCal's accumulated deficit on July 17, 1998 was $1,067,000.

STOCK SPLIT. During July 1998, the Company's Board of Directors approved a two-for-one Common Stock split. Shareholders of record on July 17, 1998 (the record date) received one additional share for every share held on that date. All share numbers in the supplementary consolidated financial statements and notes thereto for all periods presented have been adjusted to reflect the two-for-one split.

PRIVATE PLACEMENT. During July 1998, the Company entered into an agreement for a private placement of Common Stock to SOFTBANK Holdings, Inc., a 29% shareholder of the Company at June 30, 1998. On July 14, 1998, the Company received proceeds of $250,000,000 in exchange for 2,726,880 newly issued shares of Yahoo! Common Stock. SOFTBANK's total ownership at September 30, 1998 is approximately 30%. The shares purchased by SOFTBANK are subject to a pre-existing agreement, entered into in 1996, that prohibits SOFTBANK from purchasing additional shares of the Company's capital stock if such purchase would result in SOFTBANK owning more than 35% of the Company's capital stock (assuming the exercise of all outstanding options and warrants to purchase capital stock).

ACQUISITION OF YOYODYNE ENTERTAINMENT, INC. On October 20, 1998, the Company acquired Yoyodyne Entertainment, Inc., a privately-held, direct marketing services company. Under the terms of the acquisition, which will be accounted for as a pooling of interests, the Company exchanged 280,622 shares of Yahoo! Common Stock and options and warrants to purchase Yahoo! Common Stock for all of Yoyodyne's outstanding shares, options, and warrants. These supplementary consolidated financial statements do not include a one-time charge of approximately $2,000,000 relating to expenses incurred with the transaction. The costs consist of broker fees, legal and accounting fees, and certain other expenses directly related to the acquisition. These costs will be recorded as expenses in the quarter ending December 31, 1998.

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